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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*

                                 CATHAYONE INC.
                                 --------------
                                (Name of Issuer)

                                  COMMON STOCK
                                 --------------
                         (Title of Class of Securities)

                                     14915C
                                 --------------
                                 (CUSIP Number)

                                  JUNE 23, 2000
                                 --------------
             (Date of Event which requires filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)

      |X|  Rule 13d-1(c)

      |_|  Rule 13d-1(d)








----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

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

CUSIP NO. 14915C                                                                                            PAGE 2 OF 5
-----------------------------------------------------------------------------------------------------------------------




------------ ----------------------------------------------------------------------------------------------------------

             NAME OF REPORTING PERSON

1.           SNet Communications (HK) Limited
------------ ----------------------------------------------------------------------------------------------------------
                                                                                            (a) |_| Not Applicable
2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                              (b) |_|
------------ --------------------------------------------------------------------------------------- ------------------


3.           S.E.C. USE ONLY
------------ --------------------------------------------------------------------------------------- ------------------

             CITIZENSHIP OR PLACE OF ORGANIZATION

4.           Hong Kong
--------------------------- --------- ---------------------------------------------------------------------------------

     NUMBER OF              5.        SOLE VOTING POWER
                                      5,420,000
       SHARES               --------- ---------------------------------------------------------------------------------
                            6.        SHARED VOTING POWER
    BENEFICIALLY                      -0-
                            --------- ---------------------------------------------------------------------------------
    OWNED BY EACH           7.        SOLE DISPOSITIVE POWER
                                      5,420,000
      REPORTING             --------- ---------------------------------------------------------------------------------

     PERSON WITH            8.        SHARED DISPOSITIVE POWER
                                      -0-
--------------------------- --------- ---------------------------------------------------------------------------------
9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,420,000
------------ ----------------------------------------------------------------------------------------------------------

10.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
             |_|
------------ ----------------------------------------------------------------------------------------------------------
11.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             18.52%
------------ ----------------------------------------------------------------------------------------------------------
12.          TYPE OF REPORTING PERSON
             CO
------------ ----------------------------------------------------------------------------------------------------------




                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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CUSIP NO. 14915C                                                     PAGE 3 OF 5
--------------------------------------------------------------------------------

Item 1(a)   NAME OF ISSUER
            CathayOne Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            437 Madison Avenue, New York, NY 10022

ITEM 2(a)   NAME OF PERSON FILING
            SNet Communications (HK) Limited

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE
            c/o Stikeman Elliott
            Suite 1103, Aon China Building
            29 Queen's Road Central, Hong Kong

ITEM 2(c)   CITIZENSHIP
            Not Applicable

ITEM 2(d)   TITLE OF CLASS OF SECURITIES
            Common Stock

ITEM 2(e)   CUSIP NUMBER
            14915C

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
            (a)   __    Broker or dealer registered under Section 15 of the
                        Exchange Act;

            (b)   __    Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)   __    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

            (d)   __    Investment company registered under Section 8 of the
                        Investment Company Act;

            (e)   __    An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

            (f)   __    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)   __    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

            (h)   __    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)   __    A church plan that is excluded from the definition of an
                        investment company under Section 3(c )(14) of the Investment Company Act; or

            (j)   __    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to rule 13d-1(c ), check this box. |X|

ITEM 4      OWNERSHIP
            (a)   Amount beneficially owned: 5,420,000
            (b)   Percent of Class: 18.52%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or direct the vote: 5,420,000
                  (ii)  Shared power to vote or to direct the vote:  -0-
                  (iii) Sole power to dispose or to direct the disposition:
                        5,420,000
                  (iv)  Shared power to dispose or to direct the disposition:
                        -0-


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CUSIP NO. 14915C                                                     PAGE 4 OF 5
--------------------------------------------------------------------------------

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP
            Not Applicable



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CUSIP NO. 14915C                                                     PAGE 5 OF 5
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ITEM 10     CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                              Date: October 15, 2000

                              SNet Communications (HK) Limited



                              By:    /s/ Carol Lynn Correia
                                     -------------------------------------------
                              Name:  Carol Lynn Correia
                              Title: Director, Brott Limited, Director of
                                     Reporting Person